                                                                     Exhibit 21



                              LIST OF SUBSIDIARIES




American Homestar Corporation

Nationwide Housing Systems, Inc.

Nationwide Housing Corporation

Nationwide West, Inc.

Nationwide NC Homes, Inc.

Associated Retailers Group, Inc.

Roadmasters Transport Company, Inc. (51% owned)

American Homestar Financial Services, Inc.

Western Insurance Agency, Inc.

Lifestar Reinsurance, Ltd.

21st Century Mortgage Corporation (50% owned)

Oak Creek Housing Corporation

American Homestar of Burleson, Inc.

American Homestar of Lancaster, Inc.

Oak Creek Homes, Inc.

Heartland Homes, Inc.

Guerdon Holdings, Inc.

Guerdon Homes, Inc.

Brilliant Holding Corporation

Brilliant Carriers, Inc.

Brilliant Homes Corporation